# AMENDED AND RESTATED EMPLOYMENT AGREEMENT

**THIS EMPLOYMENT AGREEMENT** (the "Agreement") is entered into as of August __, 2018 (the "Effective Date") by and between TestEquity, LLC (the "Company") and Russ Frazee (the "Executive").

**WHEREAS,** the Company and the Executive desire to enter into this Agreement as to the terms of the Executive's continued employment with the Company;

**NOW, THEREFORE,** in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Term of Employment. Subject to the provisions of Section 7 of this Agreement, Executive shall be employed by the Company for a period of three (3) years (the "Initial Term") commencing as of the Effective Date. At the end of the Initial Term and on each anniversary of the Effective Date (an "Extension Date") following the Initial Term, the term of this Agreement shall be automatically extended for successive one-year periods, provided, however, that either party hereto may elect not to extend this Agreement by giving written notice to the other party at least ninety (90) days prior to any such anniversary date. Notwithstanding the foregoing, the Executive's employment hereunder may be earlier terminated in accordance with Section 7 hereof, subject to Sections 9, 10, and 11, hereof (collectively, the "Restrictive Covenant Provisions"). The period of time between the Effective Date and the termination of the Executive's employment hereunder shall be referred to herein as the "Employment Term."

2. Position.

(a) During the Employment Term, Executive shall initially serve as the Company's Chief Operating Officer. In such position, Executive shall have such duties and authority as are customary for that position as shall be determined from time to time by the Board of Directors of the Company (the "Board"). In your role as COO, your responsibilities shall include, but not be limited to leading the successful completion of the integration of the Company's various operating units into a common platform with a common strategy, integrated business processes and systems and a shared culture, resulting in the realization of targeted cost savings and operating efficiencies and a cohesive growth plan, as well as leading or co-leading the execution and integration of acquisitions. Notwithstanding the foregoing, such transition will remain subject to the discretion of the Board.

(b) During the Employment Term, Executive will devote Executive's full business time to the performance of Executive's duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall preclude Executive (i) from accepting appointment to or continue to serve on any board of directors or trustees of any business corporation,[1] subject to the prior written approval of the Board, or any charitable organization or (ii) from managing Executive's personal investments; provided in each case, and in the

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[1] NTD: Executive to provide a list of current board service.

aggregate, that such activities do not conflict or interfere with the performance of Executive's duties hereunder or conflict with the Restrictive Covenant Provisions.

3. Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $250,000, payable in regular installments in accordance with the Company's usual payment practices. Executive shall be entitled to such increases in Executive's base salary, if any, as may be determined from time to time in the sole discretion of the Board. Executive's annual base salary, as in effect from time to time, is hereinafter referred to as the "Base Salary."

4. Incentive Bonus.

(a) Annual Bonus. For each calendar year completed during the Employment Term, the Executive will be eligible to earn an annual bonus (the "Annual Bonus") targeted at 30% of the Executive's Base Salary subject to the Executive's achievement, or the Company's achievement, as applicable, of certain financial and non-financial objectives proposed by the Chief Executive Officer and approved by the Board.

(b) Payment. Any Annual Bonus due to the Executive hereunder shall be payable in the calendar year following the calendar year in which the applicable bonus was earned and within thirty (30) days following completion of the Company's audited annual financial statements for such prior calendar year. Except as provided in Section 7, to be eligible for an Annual Bonus pursuant to this Section 4, the Executive must be an active employee of the Company on the last day of the calendar year for which the applicable bonus is being awarded.

5. Employee Benefits.

(a) Benefit Plans. During the Employment Term, Executive shall be entitled to participate in the Company's employee benefit plans (subject to satisfying eligibility requirements) as in effect from time to time (collectively "Employee Benefits"), on the same basis as those benefits are generally made available to other senior executives of the Company.

(b) Vacation. Executive shall be entitled to an annual paid vacation in accordance with the Company's policy applicable to senior executives, but in no event less than three (3) weeks per year (as prorated for partial years), which vacation may be taken at such times as Executive elects with due regard to the needs of the Company.

6. Business Expenses and Perquisites.

(a) Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive's duties hereunder shall be reimbursed by the Company in accordance with Company policies.

7. Termination. The Employment Term and Executive's employment hereunder may be terminated by either party at any time and for any reason; provided that Executive will be required to give the Company at least thirty (30) days advance written notice of any resignation of Executive's employment. Notwithstanding any other provision of this

Agreement, the provisions of this Section 7 shall exclusively govern Executive's rights upon termination of employment with the Company and its affiliates.

(a) By the Company For Cause or By Executive Resignation Without Good Reason.

(i) The Employment Term and Executive's employment hereunder may be terminated (A) by the Company for Cause (as defined below) and shall terminate automatically or (B) upon Executive's resignation without Good Reason (as defined in Section 7(c)) provided that Executive will be required to give the Company at least thirty (30) days advance written notice of a resignation without Good Reason.

(ii) For purposes of this Agreement, "Cause" shall mean (A) Executive's conviction of (or plea of guilty or nolo contendere to) (x) any felony or (y) any offense involving fraud or moral turpitude, (B) Executive's continuing failure to substantially perform his duties with the Company (other than due to incapacity caused by physical or mental illness), (C) a material breach by Executive of any of the Restrictive Covenant Provisions, (D) Executive's willful or repeated misconduct or gross negligence in the performance of his duties to the Company, or (E) Executive's commission of an act of misappropriation, embezzlement, intentional fraud or similar conduct involving the Company or its affiliates; provided that any of the events described in clauses (A) though (E) of this Section 7(c)(ii) shall constitute Cause only if Executive fails to cure such event within thirty (30) days after receipt from the Company of written notice of the event which constitutes Cause.

(iii) If Executive's employment is terminated by the Company for Cause, or if Executive resigns without Good Reason, Executive shall be entitled to receive:

(A) the Base Salary through the date of termination;

(B) other than upon a termination for Cause, any Annual Bonus earned, but unpaid with respect to a completed fiscal year, as of the date of termination, paid in accordance with Section 4 (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Company);

(C) reimbursement, within thirty (30) days following submission by Executive to the Company of appropriate supporting documentation, for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive's termination; provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within ninety (90) days following the date of Executive's termination of employment; and

(D) such Employee Benefits, if any, as to which Executive may be entitled, as of the date of termination, under the employee benefit plans of the Company, including payment for an accrued but unused

vacation time (the amounts described in clauses (A) through (D) hereof being referred to as the "Accrued Rights").

Following such termination of Executive's employment by the Company for Cause or resignation by Executive without Good Reason, except as set forth in this Section 7(a)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement, except as set forth in any award agreement between Executive and the Company granted pursuant to the Company's equity incentive compensation plan.

(b) Disability or Death.

(i) The Employment Term and Executive's employment hereunder shall terminate upon Executive's death and may be terminated by the Company if Executive becomes physically or mentally incapacitated and is therefore unable for a period of five (5) consecutive months in any twelve (12) consecutive month period to perform Executive's duties (such incapacity is hereinafter referred to as "Disability"). Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.

(ii) Upon termination of Executive's employment hereunder for either Disability or death, Executive or Executive's estate (as the case may be) shall be entitled to receive the Accrued Rights and a Pro Rata Bonus. For purposes hereof, the term "Pro Rata Bonus" shall mean a pro-rata portion of Executive's Annual Bonus for the fiscal year in which Executive's termination occurs based on actual results for such completed fiscal year (determined by multiplying the amount of such Annual Bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that Executive is employed by the Company and the denominator of which is 365), payable in accordance with Section 4(b).

Following Executive's termination of employment due to death or Disability, except as set forth in this Section 7(b)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement, except as set forth in any award agreement between Executive and the Company granted pursuant to the Company's equity incentive compensation plan.

(c) By the Company Without Cause or Resignation by Executive for Good Reason.

(i) The Employment Term and Executive's employment hereunder may be terminated by the Company without Cause or by Executive's resignation for Good Reason.

(ii) For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following events, without the express written consent of the Executive, unless such events are fully corrected in all material respects by the Company within ninety (90) days following written notification by the Executive to the Company of the occurrence of one of the reasons: (A) any adverse change in Executive's title, position, duties or reporting responsibilities, (B) failure to pay or a material reduction in Executive's Base Salary or other material breach by the Company of this Agreement, or (C) a relocation of Executive's principal place of employment by more than fifty (50) miles from the Company's current location in Moorpark, California, except for reasonable amounts of required travel by the Executive on the Company's business. The Executive shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days after the first date on which Executive has knowledge of the first occurrence of such circumstances, and actually terminate employment within thirty (30) days following the expiration of the Company's ninety (90)-day cure period described above.

(iii) If Executive's employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason, Executive shall be entitled to receive:

(A) the Accrued Rights;

(B) a Pro Rata Bonus; and

(C) subject to Sections 8 and 13(g)(ii) hereof and Executive's continued compliance with the Restrictive Covenant Provisions, (x) continued payment of the Base Salary in accordance with the Company's normal payroll practices, as in effect on the date of termination of Executive's employment, for six (6) months following such termination, and (y) subject to Executive's timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), the Company shall pay to Executive each month a taxable amount equal to the monthly amount of the COBRA continuation coverage premium under the Company's group medical plans as in effect from time to time less the amount of Executive's portion of the premium as if Executive was an active employee until the earliest of: (i) six (6) months after the date of Executive's termination of employment; (ii) the date Executive is no longer eligible for benefits under COBRA; or (iii) the date Executive obtains other employment that offers medical benefits.

Following Executive's termination of employment by the Company without Cause (other than by reason of Executive's death or Disability) or by Executive's resignation for Good Reason, except as set forth in this Section 7(c)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement, except as set forth in any award agreement between Executive and the Company granted pursuant to the Company's equity incentive compensation plan.

(d) Expiration of Employment Term. In the event either party elects not to extend the Employment Term pursuant to Section 1, unless Executive's employment is earlier terminated pursuant to paragraphs (a), (b), or (c) of this Section 7, the termination of Executive's employment hereunder (whether or not Executive continues as an employee of the Company thereafter) shall be deemed to occur on the close of business on the day immediately preceding the next scheduled Extension Date, and Executive shall be entitled to receive the Accrued Rights and a Pro Rata Bonus.

Following such termination of Executive's employment hereunder as a result of either party's election not to extend the Employment Term, except as set forth in this Section 7(d), Executive shall have no further rights to any compensation or any other benefits under this Agreement, except as set forth in any award agreement between Executive and the Company granted pursuant to the Company's equity incentive compensation plan.

(e) Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive's death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 13(h) hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

(f) Resignation. Upon termination of Executive's employment for any reason, Executive agrees to promptly resign, as of the date of such termination and to the extent applicable, from any other position as an officer, director or fiduciary of any Company-related entity.

8. Release. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond Accrued Rights shall only be payable if Executive delivers to the Company, and does not revoke, a general release of all claims of Executive occurring up to the release date in the form of Exhibit A hereto (with only such changes therein as may the Company, in its sole discretion, determine to be necessary to make it valid and encompassing under applicable law, the "Release") within twenty-one (21) days of presentation thereof by the Company to Executive. The Company shall present the Release to Executive for execution within ten (10) business days following the date of termination. Notwithstanding anything in this Agreement to the contrary, to the extent that any payments beyond the Accrued Rights are paid to Executive pursuant to Section 7 hereof prior to the eighth (8th) calendar day following the date Executive executes the Release required by this Section 8, and Executive revokes the Release during the seven-(7) day period following its execution, Executive shall be obligated to re-pay to the Company any such payments. To the extent that the review and revocation period applicable to the Release spans two of Executive's taxable years, the first payments pursuant to Sections 7(c)(iii)(C) hereof shall not be paid until the later taxable year.

9. Non-Solicitation.

(a) Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

(i) During the Employment Term and, for a period of (x) twelve (12) months, if Executive's employment with the Company is terminated pursuant to Sections 7(c) or 7(d) or (y) eighteen (18) months, if Executive's employment with the Company is terminated pursuant to Sections 7(a) or 7(b) (other than by reason of Executive's death), following the date Executive ceases to be employed by the Company (the applicable period being the "Restricted Period"), Executive will not, whether on Executive's own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever ("Person"), directly or indirectly solicit or encourage any employee who was employed by the Company or its subsidiaries as of the date of Executive's termination of employment with the Company or who left the employment of the Company or its subsidiaries coincident with, or within twelve (12) months prior to or after, the termination of Executive's employment with the Company to leave the employment of the Company or its subsidiaries.

(ii) During the Restricted Period, Executive will not, directly or indirectly, solicit or encourage to cease to work with the Company or its subsidiaries any consultant then under contract with the Company or its subsidiaries.

10. Confidentiality; Intellectual Property.

(a) Confidentiality.

(i) Executive will not at any time (whether during or after Executive's employment with the Company) (x) retain or use for the benefit, purposes or account of Executive or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information -- including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals -- concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis ("Confidential Information") without the prior written authorization of the Board.

(ii) "Confidential Information" shall not include any information that is (a) generally known to the industry or the public other than as a result of Executive's breach of this covenant; (b) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (c) required by law to be disclosed; provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(iii) Except as required by law, Executive will not disclose to anyone, other than Executive's immediate family and legal or financial advisors, the existence or

contents of this Agreement; provided that Executive may disclose to any prospective future employer the Restrictive Covenant Provisions solely for the purpose of disclosing the limitations on Executive's conduct imposed by the Restrictive Covenant Provisions so long as the prospective future employer is informed of the confidential nature of the Restrictive Covenant Provisions and takes commercially reasonable efforts to maintain the confidentiality thereof.

(iv) Upon termination of Executive's employment with the Company for any reason, Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; (y) immediately destroy, delete, or return to the Company, at the Company's option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive's possession or control (including any of the foregoing stored or located in Executive's office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.

(v) The foregoing notwithstanding, Executive shall be free to use Residuals for any purpose, subject to the Restrictive Covenant Provisions, provided that Executive does not disclose Confidential Information except as permitted hereunder. The term "Residuals" means information in non-tangible form retained in the unaided memory of Executive, including without limitation ideas, concepts, know-how or techniques, but excluding information intentionally memorized for use after termination of Executive's employment hereunder.

(b) Intellectual Property.

(i) If Executive has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) ("Works"), either alone or with third parties, prior to Executive's employment by the Company, that are relevant to or implicated by such employment ("Prior Works"), Executive hereby grants (to the extent Executive has the rights to do so) the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company's current and future business.

(ii) If Executive creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Executive's employment by the Company and within the scope of such employment and/or with the use of any the Company resources ("Company Works"), Executive shall promptly and fully disclose

same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(iii) Any records maintained by Executive of Company Works will be available to and remain the sole property and intellectual property of the Company at all times.

(iv) Executive shall take all reasonably requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company's expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company's rights in the Prior Works and Company Works. If the Company is unable for any other reason to secure Executive's signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive's agent and attorney in fact, to act for and in Executive's behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(v) Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive shall comply with all relevant policies and guidelines of the Company, including regarding the protection of confidential information and intellectual property and potential conflicts of interest. Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.

(vi) Notwithstanding any other provision of this Section 10 to the contrary, no assignment shall apply hereunder to the extent that California Labor Code Section 2870 prohibits such assignment. California Labor Code Section 2870(a) provides as follows: "Any provision in any employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or (2) result from any work performed by the employee for the employer." Nothing in this Agreement is intended to expand the scope of protection, if any, provided to the Executive by Sections 2870 through 2872 of the California Labor Code.

(c) The provisions of Section 10 shall survive the termination of Executive's employment for any reason.

11. Nondisparagement. Neither Executive nor the Company (for purposes hereof, the Company shall mean only executive officers and directors thereof and not any other employees) shall make any public statements that disparage the other party, or in the case of the Company, its respective subsidiaries, affiliates, employees, officers, directors, products or services. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this Section 11.

12. Specific Performance; Reasonableness. Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the Restrictive Covenant Provisions would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in Sections 9 and 10 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein. Executive further acknowledges and agrees that the Restrictive Covenant Provisions shall be in addition to, and not in lieu of, any restrictive covenant obligations or provisions set forth in the Purchase Agreement.

13. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of laws principles thereof.

(b) Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(e) Assignment. This Agreement, and all of Executive's rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void *ab initio* and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

(f) Set Off. Subject to Section 13(g), the Company's obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its subsidiaries. Executive shall not be required to mitigate the amount of any payment provided for pursuant to Section 7 by seeking other employment.

(g) Compliance with IRC Section 409A.

(i) The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively "Code Section 409A") and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(ii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a "separation from service" within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a "termination," "termination of employment" or like terms shall mean "separation from service." Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a "specified employee" within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a "separation from service," such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such "separation from service" of the Executive, and (B) the date of the Executive's death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits

delayed pursuant to the foregoing (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii) To the extent that reimbursements or other in-kind benefits under this Agreement constitute "nonqualified deferred compensation" for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv) For purposes of Code Section 409A, the Executive's right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(v) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes "nonqualified deferred compensation" for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

(h) Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(i) Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

TestEquity LLC
301 Commerce Street, Suite 1600
Fort Worth, Texas 76102
Attn: General Counsel

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

(j) Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive's duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

(k) Prior Agreements This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive's employment with the Company and/or its affiliates, including, without limitation, the Employment Agreement between the Company and the Executive, dated December 7, 2005.

(l) Cooperation. Upon reasonable advance notice (which, following termination of this Agreement, shall include due regard for Executive's subsequent employment obligations), Executive shall provide Executive's reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive's employment hereunder. This provision shall survive any termination of this Agreement. The Company will reimburse Executive for reasonable out-of-pocket travel costs and expenses incurred by him as a result of providing such requested cooperation, subject to Executive's substantiation of such expenses.

(m) Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(n) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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**IN WITNESS WHEREOF,** the parties hereto have duly executed this Agreement as of the day and year first above written.

**COMPANY:**

**TESTEQUITY LLC**

By: ______________________
Name: Dan Copsey
Title: Chief Executive Officer

**EXECUTIVE:**

______________________
RUSS FRAZEE

**IN WITNESS WHEREOF,** the parties hereto have duly executed this Agreement as of the day and year first above written.

**COMPANY:**

**TESTEQUITY LLC**

By: ______________________________

Name: Dan Copsey

Title: Chief Executive Officer

**EXECUTIVE:**

______________________________

RUSS FRAZEE

*Signature Page to Frazee Employment Agreement*